Exhibit 10.18

Whitebox Advisors, LLC
3033 Excelsior Boulevard, Suite 300
Minneapolis, MN  55416
Attn: Jake Mercer

Dear Mr. Mercer:

This letter agreement, dated as of September 17, 2013 but effective as of January 1, 2013, will confirm our understanding of the basis on which Whitebox Advisors, LLC (together with its affiliates, “Whitebox”) will provide, directly or indirectly, on a non-exclusive basis, certain advisory services to Par Petroleum Corporation (together with its affiliates and subsidiaries, the “Company”) in connection with Matters (as such term is defined herein).

1.           Strategic, Advisory and Consulting Services.  By execution hereof, Whitebox  agrees that, during the Term (as such term is defined herein), to the extent requested by the Company and deemed appropriate by Whitebox, Whitebox shall render to the Company, by and through itself, its affiliates, and its respective officers, members, employees and representatives as Whitebox in its sole discretion shall designate from time to time, advisory and consulting services in relation to the affairs of the Company in connection with ongoing strategic and operational oversight of the Company, which may include, without limitation, (a) advice on financing structures and relationships with the Company’s lenders and bankers; (b) advice regarding public and private offerings of debt and equity securities of the Company; (c) advice regarding asset dispositions, acquisitions or other asset management strategies; (d) advice regarding potential business acquisitions, dispositions or combinations involving the Company or its affiliates, (which advice may include, by way of illustration only, identifying and evaluating candidates for acquisitions, dispositions or business combination transactions, assisting the Company in evaluating and responding to inquiries and proposals that may be received by the Company regarding potential acquisitions, dispositions or business combination transactions, assisting the Company in negotiations in respect of acquisitions, dispositions or business combination transactions and consulting with and assisting counsel and accountants in the structuring and execution of acquisitions, dispositions or business combination transactions), and (e) such other advice directly related or ancillary to the above strategic, advisory and consulting services as may be reasonably requested by the Company (any transaction or matter being the subject matter of any advice provided hereunder directly or indirectly by Whitebox being referred to herein as a “Matter”).  Except as provided in Section 3 hereof, Whitebox shall not charge a fee for the provision of strategic, advisory and consulting services set forth in clauses (a) through (e) of this Section 1.   The Company acknowledges and agrees that the Company shall rely solely on the counsel of its own attorneys regarding legal matters and shall consult with and rely solely upon the advice of its own tax advisors and other advisers regarding the tax consequences and other economic considerations with respect to any Matter.

2.           Additional Services.  In addition to the strategic, advisory and consulting services set forth in clauses (a) through (e) of Section 1 hereof, upon the request of the Company, Whitebox may also provide such additional services as may be agreed upon in writing by the Company and Whitebox and specifically set forth as an addendum to this letter agreement.  Such addendum shall set forth in reasonable detail the nature of the services to be provided and the charges associated with such services.

3.           Reimbursement of Expenses.  Whether or not any proposed Matter is consummated, the Company agrees to periodically reimburse Whitebox, upon request, for: (a) Whitebox’s travel and other out-of-pocket expenses, provided, however, that in the event such expenses exceed $50,000 in the aggregate with respect to any single proposed Matter, Whitebox shall first obtain the Company’s consent before incurring additional reimbursable expenses, and (b) provided the Company’s prior consent to their engagement with respect to any particular proposed Matter is obtained, all reasonable fees and disbursements of counsel, accountants and other professionals, in each case incurred in connection with Whitebox’s services under this letter agreement.  The Company agrees that, in lieu of reimbursing Whitebox for such expenses, Whitebox may forward to the Company invoices for the same, and the Company shall promptly pay such invoices directly to the payee.

4.           Confidentiality.  The Company acknowledges and agrees that from time to time Confidential Information of the Company has been, and in the future may be, shared between Whitebox and its Representatives and Representatives of the Company (including without limitation directors of the Company that may be otherwise affiliated with Whitebox) in connection with the provision of advice by Whitebox to the Company and such Representatives.  The parties hereby agree that such Confidential Information may continue to be shared, consistent with past practice and such sharing of information is ratified and approved; provided, that Whitebox will abide by the confidentiality provisions of any confidentiality agreement, non-disclosure agreement or similar agreement executed by the Company in connection with a Matter that pertain to Confidential Information; provided, however, that notwithstanding the foregoing, Whitebox shall have no obligation hereunder or under any such confidentiality agreement, non-disclosure agreement or similar agreement with respect to any Confidential Information which (a) is or becomes available to the public other than as a result of a disclosure by Whitebox or its Representatives (as such term is hereinafter defined) in violation hereof, (b) was available to Whitebox on a non-confidential basis prior to its disclosure by or at the request of the Company (including without limitation by any of the Representatives of the Company), (c) becomes available to Whitebox on a non-confidential basis from a person (other than the Company or any of its Representatives) who is not known to Whitebox to be prohibited from disclosing such information to Whitebox by a legal, contractual or fiduciary obligation, or (d) is independently developed by Whitebox or on Whitebox’s behalf without violating any of Whitebox’s obligations hereunder; and provided, further, that Whitebox and its Representatives and Representatives of the Company (including directors of the Company that may be otherwise affiliated with Whitebox) shall not be prohibited from obtaining, using or retaining any Confidential Information for purposes of monitoring and evaluating Whitebox’s (or its affiliates) investment in the Company or exercising any voting, governance, control or other rights and responsibilities in the capacity as a stockholder of the Company or as a member of the Board of Directors of the Company.  As used in this letter agreement, (i) the term “Confidential Information” means any and all information (whether in written, oral, digital or other tangible or intangible form) in respect of a Matter, any party thereto, any affiliate or subsidiary of any such party that is provided to Whitebox or its Representatives by or at the request of the Company (including without limitation by any of the Representatives of the Company), whether provided before or after the date of this letter agreement, together with all analyses, compilations, forecasts, studies or other documents or materials, whether prepared by Whitebox or its Representatives, that contain or otherwise reflect such information or its review of, or interest in, the Matter; (ii) the “Representatives” of a person are the directors, officers, managers, members, partners, employees, representatives, financial, legal, accounting and other advisors (including, without limitation, consultants, bankers, financial advisers and any representatives of any such advisers), affiliates, potential sources of capital, and agents of such person, and (iii) the term “person” shall be broadly interpreted to include without limitation the media and any corporation, partnership, group, individual or other entity.  The parties hereby agree that this paragraph shall survive the termination of this letter agreement.

5.           Indemnification; No Liability.  In consideration of Whitebox’s services as described herein or provided under this letter agreement, including, without limitation, any Addendum hereto, the Company agrees to indemnify and hold harmless Whitebox, its direct and indirect affiliates (including, without limitation, any trust companies) and each of their respective directors, officers, agents, employees, trustees, trust beneficiaries, other Representatives, stockholders, partners, members and other affiliated persons (each of the foregoing an “Indemnified Party”) against any and all losses, claims, damages or liabilities (or actions or proceedings in respect thereof) relating to or arising out of this letter agreement or Whitebox’s provision of any services hereunder and will reimburse each Indemnified Party for reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses and other out-of-pocket fees and expenses incurred in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Party is a party; provided, however, that the Company will not be liable in any such case for losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined in a final unappealable judgment to have arisen primarily from the gross negligence, bad faith or willful misconduct of the Indemnified Party seeking indemnification.  In addition, neither Whitebox nor any other Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) related to or arising from this letter agreement or Whitebox’s provision of any services hereunder, except for liability for losses, claims, damages and expenses that a court of competent jurisdiction shall have determined in a final unappealable judgment to have arisen primarily from Whitebox’s gross negligence, bad faith or willful misconduct.  The Company expressly acknowledges and agrees that each Indemnified Party is an intended third party beneficiary of this Section 5, and that each Indemnified Party shall have the right individually to enforce the terms and provisions of this Section 5.

6.           Permissible Activities.  Subject to applicable law, nothing herein shall in any way preclude Whitebox or any other Indemnified Party from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by the Company.

7.           Term.  The term of this letter agreement (the “Term”) shall be for a period of one year beginning on the date hereof.  The Term shall be automatically extended for successive one-year periods unless Whitebox or the Company provides the other party hereto with written notice at least 60 days prior to any extension date that it desires to terminate this letter agreement. The provisions of Sections 4 and 5 and otherwise as the context so requires shall survive the termination of this letter agreement.

8.           Governing Law; Amendments.  This letter agreement (a) shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to the principles of conflicts of law, (b) contains the complete and entire understanding and agreement of Whitebox and the Company with respect to the specific subject matter hereof, and supersedes all unperformed prior understandings, conditions and agreements, oral or written, express or implied, respecting Whitebox’s provision of services in connection with any contemplated Matter and the other subject matter specifically addressed herein, (c) may be amended or modified in a writing duly executed by both of the parties hereto and not by any course of conduct, course of dealing or purported oral amendment or modification, and (d) may be executed by the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  The waiver by either party of a breach of any provision of this letter agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.

9.           Assignment.  Neither Whitebox nor the Company may assign or delegate their rights or obligations under this letter agreement without the express written consent of the other party hereto, except that (a) Whitebox may assign any and all of its rights under this letter agreement to receive reimbursement of Whitebox’s expenses as provided in this letter agreement, and (b) the Company’s rights and obligations hereunder may be assigned and delegated by operation of law pursuant to any merger, reorganization or similar business combination.  This letter agreement and all the obligations and benefits hereunder shall be binding upon and shall inure to the successors and permitted assigns of the parties.

10.           Severability. Any provision of this letter agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

If the foregoing accurately sets forth our understanding, please so signify by signing and returning to us the enclosed duplicate hereof.

Very truly yours,

PAR PETROLEUM CORPORATION

By:    /s/ Brice Tarzwell
Name:  BRICE TARZWELL
Title:    SENIOR VICE PRESIDENT,
        CHIEF LEGAL OFFICER
Accepted and agreed
to as of the date
first above written:
WHITEBOX ADVISORS, LLC
By: /s/ Jacob Mercer Name: Jacob Mercer Title: Senior Portfolio Manager